Exhibit 99.1

PRESS RELEASE

	Contacts:	Robert McPherson
Sr. Vice President, CFO
Metals USA Holdings Corp.
FOR IMMEDIATE RELEASE		713-965-0990

METALS USA REPORTS FIRST QUARTER 2009 RESULTS

April 14, 2009 – HOUSTON, TEXAS – Metals USA Holdings Corp. today announced its operating results for the quarter ended March 31, 2009. Sales revenues for the first quarter were $330.2 million, a number $158.8 million lower than the $489.0 million recorded during the first quarter of 2008.

Lourenco Goncalves, the Company’s Chairman, President and C.E.O., stated: “Despite the difficult market conditions resulting from the absence of financing activity, the steel mills drove prices down to unnecessarily low levels, creating avoidable losses for their most important customers – the service centers – and also for themselves. Going forward, as banks resume normal lending practices, we expect demand to start increasing as well.” Mr. Goncalves added: “During the first quarter we continued to emphasize cash generation and paid down an additional $117 million of debt, bringing the total ABL facility reduction to $291 million during the last six months.”

Adjusted EBITDA (as defined and calculated in the attached table), a non-GAAP financial measure used by Metals USA and its creditors to monitor the performance of the business, was a negative $14.9 million for the first quarter of 2009, $55.2 million lower than first quarter of 2008. First quarter 2009 results included a pre-tax write-down of $19.5 million for inventory lower of cost or market adjustments in the metals service center segments.

The Company recognized depreciation and amortization expenses during the quarter of $4.7 million. Interest expense for the quarter was $19.3 million, which included $8.2 million of interest on the Company’s Senior Floating Rate Toggle Notes due 2012 that was paid entirely in kind (“PIK Interest”). Operating income (loss), the GAAP measure that we believe is most comparable to Adjusted EBITDA, was a loss of $20.9 million for the first quarter of 2009, a number $52.1 million lower than the $31.2 million of operating income recorded in the same period last year. Net loss for the period was $4.1 million as compared to net income of $3.8 million recorded for the first quarter 2008.

The Company had $251.0 million drawn under its asset-based credit facility at March 31, 2009, with excess availability of $58.2 million. Net debt decreased by $143.3 million during the quarter to $634.2 million on March 31, 2009 due primarily to a decrease in working capital. Capital expenditures were $0.9 million for the quarter. Net cash provided by operating activities for first quarter of 2009 was $124.0 million. This amount represents net loss of $4.1 million, less gain on extinguishment of debt and costs that did not involve cash flows for the period which totaled $5.8 million, plus changes in operating assets and liabilities that resulted in a cash inflow of $133.9 million, an amount that was primarily attributable to decreases in inventories and accounts receivables.

Metals USA has scheduled a conference call for Tuesday, April 14, 2009 at 2 p.m. Eastern Time. Anyone interested in hearing the call live may gain access via the Company’s website. A replay of the call will be available approximately two hours after the live broadcast ends and will be available until approximately May 15, 2009. To access the replay, dial (888) 203-1112 and enter the pass code 9547305.

Metals USA provides a wide range of products and services in the heavy carbon steel, flat-rolled steel, non-ferrous metals, and building products markets. For more information, visit the Company’s website at www.metalsusa.com. The information contained in this release is limited and the Company encourages interested parties to read the Company’s historical Form 10-Ks and Form 10-Qs which are on file with the Securities and Exchange Commission for more complete historical information about the Company. Additionally, copies of the Company’s filings with the Securities and Exchange Commission, together with press releases and other information investors may find of benefit, can be found at the Company’s website at www.metalsusa.com under “Investor Relations.”

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s historic periodic filings with the Securities and Exchange Commission.

-Tables follow -

Metals USA Holdings Corp.

Unaudited Consolidated Statements of Operations

(In millions)

	Three Months Ended
	March 31,		December 31, 2008
	2009	2008
Revenues:
Net sales	$330.2	$489.0	$456.4

Operating costs and expenses:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	287.7	376.6	367.0
Operating and delivery	34.7	46.5	41.5
Selling, general and administrative	24.0	29.2	30.3
Depreciation and amortization	4.7	5.5	5.1
Impairment of assets	—	—	5.1

Operating income (loss)	(20.9)	31.2	7.4
Other (income) expense:
Interest expense	19.3	25.1	22.5
Gain on extinguishment of debt	(32.3)	—	—
Other (income) expense, net	(0.1)	(0.1)	(0.4)

Income (loss) before income taxes	(7.8)	6.2	(14.7)
Provision (benefit) for income taxes	(3.7)	2.4	(7.7)

Net income (loss)	$(4.1)	$3.8	$(7.0)

Metals USA Holdings Corp.

Unaudited Consolidated Balance Sheets

(In millions, except share amounts)

	March 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$160.0	$166.7
Accounts receivable, net of allowance of $9.1 and $8.8, respectively	170.0	189.3
Inventories	311.3	422.6
Deferred income tax asset	22.6	23.6
Prepayments and other	6.1	6.5

Total current assets	670.0	808.7
Property and equipment, net	191.9	190.1
Assets held for sale	0.9	1.8
Intangible assets, net	12.1	13.6
Goodwill	50.2	49.9
Other assets, net	22.2	24.1

Total assets	$947.3	$1,088.2

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$60.2	$47.2
Accrued liabilities	53.0	60.9
Current portion of long-term debt	1.6	1.6

Total current liabilities	114.8	109.7
Long-term debt, less current portion	792.6	942.6
Deferred income tax liability	71.6	62.2
Other long-term liabilities	22.9	24.7

Total liabilities	1,001.9	1,139.2

Commitments and contingencies
Stockholders’ deficit:
Common stock, $.01 par value, 30,000,000 shares authorized, 14,077,500 issued and outstanding at March 31, 2009 and December 31, 2008, respectively	0.1	0.1
Additional paid-in capital	6.5	6.4
Retained deficit	(58.6)	(54.5)
Accumulated other comprehensive loss	(2.6)	(3.0)

Total stockholders’ deficit	(54.6)	(51.0)

Total liabilities and stockholders’ deficit	$947.3	$1,088.2

Metals USA Holding Corp.

Unaudited Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(4.1)	$3.8
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for bad debts	1.0	0.6
Depreciation and amortization	5.2	6.6
Gain on extinguishment of debt	(32.3)	—
Amortization of debt issuance costs and discounts on long-term debt	1.5	1.4
Deferred income taxes	10.5	(2.8)
Stock-based compensation	0.1	0.3
Non-cash interest on PIK option	8.2	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	18.3	(47.2)
Inventories	111.3	(30.5)
Prepayments and other	0.4	(2.1)
Accounts payable and accrued liabilities	5.8	27.9
Other	(1.9)	1.2

Net cash provided by (used in) operating activities	124.0	(40.8)

Cash flows from investing activities:
Sale of assets	—	0.1
Purchases of assets	(0.9)	(2.8)
Acquisition costs, net of cash acquired	(4.2)	—

Net cash used in investing activities	(5.1)	(2.7)

Cash flows from financing activities:
Borrowings on credit facility	45.0	276.0
Repayments on credit facility	(162.0)	(222.5)
Repayments of long-term debt	(8.6)	(0.8)
Deferred financing costs	—	(0.3)

Net cash (used in) provided by financing activities	(125.6)	52.4

Net (decrease) increase in cash and cash equivalents	(6.7)	8.9
Cash and cash equivalents, beginning of period	166.7	13.6

Cash and cash equivalents, end of period	$160.0	$22.5

Metals USA Holdings Corp.

Unaudited Supplemental Segment and Non-GAAP Information

(In millions, except shipments)

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008
Segment:

Flat Rolled and Non-Ferrous:
Net sales	$140.9	$216.0	$187.9
Operating income (loss)	$(2.3)	$14.9	$6.1
Depreciation and amortization	$1.8	$1.8	$1.7
EBITDA (1)	$(0.5)	$16.7	$7.8
Adjusted EBITDA (2)	$(0.5)	$16.7	$7.8
Shipments (3)	113	168	118

Plates and Shapes:
Net sales	$172.5	$249.6	$246.1
Operating income (loss)	$(8.7)	$28.4	$15.7
Depreciation and amortization	$2.4	$2.4	$2.3
EBITDA (1)	$(6.3)	$30.8	$18.0
Adjusted EBITDA (2)	$(6.3)	$30.8	$18.0
Shipments (3)	137	220	165

Building Products:
Net sales	$19.7	$26.1	$25.7
Operating loss	$(4.3)	$(5.7)	$(2.7)
Depreciation and amortization (5)	$0.6	$1.3	$0.4
EBITDA (1)	$(3.7)	$(4.4)	$(2.3)
Adjusted EBITDA (2)	$(3.3)	$(2.5)	$(2.3)
Shipments (3)	—	—	—

Corporate and other:
Net sales	$(2.9)	$(2.7)	$(3.3)
Operating loss	$(5.6)	$(6.4)	$(11.7)
Depreciation and amortization	$0.4	$1.1	$1.0
EBITDA (1)	$(5.2)	$(5.3)	$(10.7)
Adjusted EBITDA (2)	$(4.8)	$(4.7)	$(4.4)
Shipments (3) (4)	(2)	(2)	(2)

Consolidated:
Net sales	$330.2	$489.0	$456.4
Operating income (loss)	$(20.9)	$31.2	$7.4
Depreciation and amortization (5)	$5.2	$6.6	$5.4
EBITDA (1)	$(15.7)	$37.8	$12.8
Adjusted EBITDA (2)	$(14.9)	$40.3	$19.1
Shipments (3)	248	386	281

(1)	EBITDA is the summation of Operating income (loss) and Depreciation and amortization. We believe that EBITDA is commonly used as a measure of performance for companies in our industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States. The items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of operating performance or a measure of liquidity.
(2)	Adjusted EBITDA, as contemplated by our credit documents, is used by our lenders for debt covenant compliance purposes. Adjusted EBITDA is EBITDA adjusted to eliminate management fees to related parties, one-time, non-recurring charges related to the use of purchase accounting, and other non-cash income or expenses, which are more particularly defined in our credit documents and the indentures governing our notes.
(3)	Unaudited and is expressed in thousands of tons. Not a meaningful measure for Building Products.
(4)	Negative net sales and shipment information represent the elimination of intercompany transactions.
(5)	Includes depreciation expense recorded in cost of sales.

EBITDA and Adjusted EBITDA Non-GAAP Measures, Reconciliations and Explanations

EBITDA represents net income before interest, income taxes, depreciation and amortization. Adjusted EBITDA (as defined by the loan and security agreement governing the ABL facility and the indentures governing our notes) is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring and realized (or in the case of the indentures, expected) future cost savings directly related to prior acquisitions. EBITDA and Adjusted EBITDA are not defined terms under GAAP. Neither EBITDA nor Adjusted EBITDA should be considered an alternative to operating income or net income as a measure of operating results or an alternative to cash flow as a measure of liquidity.

There are material limitations associated with making the adjustments to our earnings to calculate EBITDA and Adjusted EBITDA and using these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures. For instance, EBITDA and Adjusted EBITDA do not include:

•	interest expense, and because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;

•	depreciation and amortization expense, and because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue; and

•	income tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate.

We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by our investors and other interested parties, as well as by our management, in the evaluation of companies in our industry, many of which present EBITDA when reporting their results. In addition, EBITDA provides additional information used by our management and board of directors to facilitate internal comparisons to historical operating performance of prior periods. Further, management believes EBITDA facilitates their operating performance comparisons from period to period because it excludes potential differences caused by variations in capital structure (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting depreciation expense).

We believe that the inclusion of supplemental adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about the performance of the business, and we are required to reconcile net income to Adjusted EBITDA to demonstrate compliance with debt covenants. Management uses Adjusted EBITDA as a key indicator to evaluate performance of certain employees.

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008
	(In millions)
Operating income (loss)	$(20.9)	$31.2	$7.4
Depreciation and amortization (1)	5.2	6.6	5.4

EBITDA	(15.7)	37.8	12.8
Indenture defined adjustments to EBITDA:
Facility closure and severance costs	0.4	1.9	—
Stock options and grant expense	0.1	0.3	0.3
Management fees and other costs	0.3	0.3	0.9
Impairment of assets		—	5.1

Adjusted EBITDA	$(14.9)	$40.3	$19.1

(1)	Includes depreciation expense recorded in cost of sales for the Building Products Group.